Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 9, 2005, with respect to the consolidated financial statements of ST Holding, LLC included in the Registration Statement Form S-4 Amendment No. 1 (333-135172) of CRC Health Corporation for the registration of $200,000,000 of 10¾% Senior Subordinated Notes due 2016.

/s/ ERNST & YOUNG LLP

Chicago, IL

August 2, 2006